UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2006

EXELIXIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-30235

Delaware	04-3257395
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083-0511

(Address of Principal Executive Offices, Including Zip Code)

(650) 837-7000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01. Entry into a Material Definitive Agreement

On December 22, 2006, Exelixis, Inc. (“Exelixis” or the “Company”) entered into a worldwide co-development agreement with Genentech, Inc. (“Genentech”) for the development and commercialization of XL518, a small-molecule inhibitor of MEK. Exelixis submitted an Investigational New Drug application (“IND”) for XL518 to the US Food and Drug Administration (“FDA”) on December 20, 2006.

Pursuant to the terms of the agreement, Genentech is required to make upfront and milestone payments totaling $40 million upon signing of the agreement and with the submission of the IND for XL518 to the FDA.

Under the collaboration, the Company is responsible for developing XL518 through the end of Phase I. If Genentech exercises its option to develop XL518 after it reaches the end of Phase I, the Company will be entitled to receive an opt-in payment and Genentech will be responsible for the further clinical development of XL518, including all further development costs. In addition, if Genentech exercises this option, Exelixis will be required to grant to Genentech an exclusive worldwide revenue-bearing license to certain intellectual property relating to XL518.

Exelixis has the option to co-promote in the United States along with Genentech. Exelixis is responsible for a substantial share of the marketing and commercialization costs and it is also entitled to an initial equal share of US profits, which share will decrease as sales increase. Exelixis is entitled to receive royalties on non-US sales of any product resulting from the collaboration.

Genentech has the right to terminate the agreement without cause at any time. If Genentech terminates the agreement without cause, all Exelixis licenses that were granted to Genentech under the agreement revert to the Company.

The Company has another collaboration with Genentech for the discovery and development of therapeutics that target the Notch pathway for treatment of cancer, inflammatory diseases and tissue growth and repair.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

EXELIXIS, INC.

Date: December 29, 2006	By:	/s/ Christoph Pereira
Christoph Pereira
Vice President, Legal Affairs and Secretary